Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus of Derma Sciences, Inc. for the registration of 9,292,500 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2009 with respect to the consolidated financial statements of Derma Sciences, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2008 and 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 21, 2009